CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Outperformance Performance Leveraged Upside Securities due 2014	$3,933,000	$450.72

PROSPECTUS dated November 21, 2011	Pricing Supplement No. 290 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
INDEX SUPPLEMENT dated November 21, 2011	Dated August 24, 2012
Rule 424(b)(2)
$3,933,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
         Senior Notes
Outperformance PLUS Due February 28, 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index
Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay at maturity an amount based on the performance of the S&P 100® Index (the “OEX Index”), which tracks large-capitalization U.S. equities, relative to the performance of the Russell 2000® Index (the “RTY Index”), which tracks small-capitalization U.S. equities, over the term of the Outperformance PLUS.  If the OEX Index outperforms the RTY Index, you will receive an amount in cash based on 300% of the difference between the percentage performance of the OEX Index and the percentage performance of the RTY Index, subject to a maximum payment at maturity. If the OEX Index underperforms the RTY Index, you will receive an amount which is less than the $10 stated principal amount of each Outperformance PLUS based on that underperformance.  The Outperformance PLUS are based on relative performance.  Consequently, you will earn a positive return even if both indices go down over the term of the Outperformance PLUS as long as the OEX Index has decreased less than the RTY Index.  Similarly, you may earn a negative return even if both indices go up over the term of the Outperformance PLUS, if the OEX Index has increased less than the RTY Index.  The Outperformance PLUS are for investors who are willing to risk their principal in exchange for the opportunity to receive a capped positive return if the OEX Index outperforms the RTY Index and the leverage feature, which applies to a limited range of positive relative performance of the OEX Index over the RTY Index.  The Outperformance PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Outperformance PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each Outperformance PLUS is $10.
•	The Outperformance PLUS do not guarantee any return of payment at maturity. Accordingly, you may lose your entire initial investment in the Outperformance PLUS.
•	We will not pay interest on the Outperformance PLUS.
•	At maturity, you will receive for each $10 stated principal amount of Outperformance PLUS, a payment at maturity equal to:
➢	If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity.
➢
If the OEX Index underperforms the RTY Index, the product of (i) $10 times (ii) 1 plus the outperformance return.  This amount will be less than the $10 stated principal amount of Outperformance PLUS and could be zero.

•
The outperformance return will equal the OEX Index return minus the RTY Index return and will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index.

➢	The OEX Index return and the RTY Index return will each equal the final value for the index minus the initial value for the index divided by the initial value for the index.
➢
The initial value for the OEX Index is 649.04 and for the RTY Index is 809.19, the closing values of the respective index on the day we priced the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date.

➢
The final value for each index will equal the closing value of the index on February 25, 2014, which we refer to as the valuation date, subject to adjustment for non-index business days and certain market disruption events.

•	The maximum payment at maturity will be equal to $11.10 (111% of the stated principal amount).
•	The participation rate will equal 300%.
•	Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their component stocks.
•	If the OEX Index underperforms the RTY Index, you will lose money on your investment.
•	The Outperformance PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Outperformance PLUS is 61755S545 and the ISIN for the Outperformance PLUS is US61755S5459.
You should read the more detailed description of the Outperformance PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Outperformance PLUS.”
The Outperformance PLUS are risker than ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Outperformance PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER OUTPERFORMANCE PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.20	$9.80
Total	$3,933,000	$78,660	$3,854,340
(1)
 Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each Outperformance PLUS they sell.  See “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The Outperformance PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Outperformance PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the Outperformance PLUS, see the section of this pricing supplement called “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, index supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, index supplement, prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Outperformance PLUS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Outperformance PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS may be circulated or distributed, nor may the Outperformance PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Outperformance PLUS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Outperformance PLUS pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Outperformance PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Outperformance PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Outperformance PLUS at maturity is based on the performance of the S&P 100® Index (the “OEX Index”) relative to the performance of the Russell 2000® Index (the “RTY Index”).  Investors in the Outperformance PLUS must be willing to accept the risk of loss of their principal, and also be willing to forgo interest payments in exchange for a capped leveraged return if the OEX Index outperforms the RTY Index.  If the OEX Index underperforms the RTY Index, investors will lose money on their investment and possibly their entire investment.

“Standard & Poor’s®,” “S&P®,” “S&P 100®” and “S&P 100® Index” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.

Each Outperformance PLUS costs $10
We, Morgan Stanley, are offering you Outperformance PLUS Due February 28, 2014, Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index, which we refer to as the Outperformance PLUS.  The stated principal amount of each Outperformance PLUS is $10.

The original issue price of the Outperformance PLUS includes the agent’s commissions paid with respect to the Outperformance PLUS as well as the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., is willing to purchase the Outperformance PLUS is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Outperformance PLUS—Use of Proceeds and Hedging.”

The Outperformance PLUS do not guarantee any return of principal; no interest
Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the OEX Index underperforms the RTY Index, we will pay to you an amount in cash per Outperformance PLUS that is less than the $10 stated principal amount of each Outperformance PLUS by an amount based on the underperformance of the OEX Index relative to the RTY Index.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

The Outperformance PLUS offer a payment at maturity based on whether OEX Index outperforms RTY Index
The Outperformance PLUS offer a payment at maturity based on the performance of the OEX Index relative to the performance of the RTY Index.

The OEX Index is calculated, maintained and published by Standard and Poor’s.  It is a subset of the S&P 500® Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the OEX Index are selected for sector balance.  The calculation of the value of the OEX Index is based on the relative value of the aggregate market value of the common stocks of 100 companies as of a particular time as compared to the aggregate average market value of the common stocks of 100 similar companies during the base period.

The RTY Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The RTY Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Outperformance PLUS therefore offer exposure to the performance of large capitalization stocks on the U.S. equities market relative to the performance of small capitalization stocks, as measured by the performance of the OEX Index and the RTY Index respectively.

Payment at maturity	At maturity, we will pay you an amount based on the performance of the OEX Index relative to the performance of the RTY Index, calculated as follows:

➢     If the OEX Index outperforms the RTY Index because the OEX Index return is equal to or greater than the RTY Index return, then the outperformance return will be positive or zero, and you will receive at maturity an amount greater than or equal to the $10 stated principal amount and calculated as follows:

$10 x [1 + (outperformance return x participation rate)], subject to the maximum payment at maturity.
where,

Participation rate	=	300%

Outperformance return	=	OEX Index return – RTY Index return, which will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index

Maximum payment at maturity	=	$11.10 (111% of the stated principal amount)

where,

and,

where,

OEX Index initial value	=	649.04, which is the closing value of the OEX Index on the day we priced the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date,

OEX Index final value	=	the closing value of the OEX Index on February 25, 2014, which we refer to as the valuation date, subject to adjustment for market disruption events,

RTY Index initial value	=	809.19, which is the closing value of the RTY Index on the pricing date, and

RTY Index final value	=	the closing value of the RTY Index on the valuation date, subject to adjustment for market disruption events,

➢     If the OEX Index underperforms the RTY Index because the RTY Index return is greater than the OEX Index return, then the outperformance return will be negative, and you will receive at maturity an amount which will be less than the $10 stated principal amount and calculated as follows:

$10 x (1 + outperformance return)

The participation rate is 300% and will enhance any outperformance of the OEX Index relative to the RTY Index.  Accordingly, if the OEX Index outperforms the RTY Index, the return on your investment will be at a rate of three times the rate of the outperformance, or 3% gain of principal for every 1% of outperformance, subject to the maximum payment at maturity.  On the other hand, each 1% of underperformance will result in a 1% loss of principal.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

We will assess the extent of any outperformance or underperformance of the OEX Index relative to the RTY Index by taking the OEX Index return (which will be expressed as a percentage increase or decrease) and comparing it to the RTY Index return (which will also be expressed as a percentage increase or decrease).  If OEX Index return exceeds the RTY Index return, the OEX Index will have outperformed the RTY Index.  Conversely, if the OEX Index return is less than RTY Index return, then the OEX Index will have underperformed the RTY Index.  For example, if the OEX Index return is 25% (meaning the OEX Index has appreciated 25% over the term of the Outperformance PLUS) and the RTY Index return is 36% (meaning the RTY Index has appreciated 36% over the term of the Outperformance PLUS), the

OEX Index will have underperformed the RTY Index by 11%. Such a level of underperformance would result in a return of negative 11%.

On PS-9, we have provided a graph titled “Hypothetical Payouts on the Outperformance PLUS at Maturity,” which illustrates the performance of the Outperformance PLUS at maturity assuming a range of hypothetical outperformance returns.  The graph does not show every situation that may occur.  On PS-10, we have also provided a set of examples which show how the relative performances of each of the indices can affect your payment at maturity.

Please review the historical performances of the OEX Index and the RTY Index for the period from January 1, 2007 through August 24, 2012 and the historical outperformance return in this pricing supplement under “Description of Outperformance PLUS—Historical Information.”  You cannot predict the future performance of the OEX Index or the RTY Index based on their historical performance.

Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index, the RTY Index or any of the respective stocks underlying the indices.  Your investment is based on the performance of the OEX Index relative to the performance of the RTY Index.  You will only receive a positive return on your investment if the OEX Index outperforms the RTY Index.  You will lose money on your investment if the OEX Index underperforms the RTY Index.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior debt securities.  As calculation agent, MS & Co. has determined the OEX Index initial value and the RTY Index initial value and will determine the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return and the outperformance return and calculate the payment at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

Where you can find more information on the Outperformance PLUS
The Outperformance PLUS are unsecured senior debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and in the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the Outperformance PLUS, you should read the “Description of Outperformance PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the Outperformance PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Outperformance PLUS—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Outperformance PLUS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE OUTPERFORMANCE PLUS AT MATURITY

The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the OEX Index to the RTY Index, not of the standalone performance of the OEX Index or the RTY Index.  The outperformance return can be negative even when the OEX Index level has increased over the term of the Outperformance PLUS and can be positive even when the OEX Index level has declined.  Please see the “Table of Examples—Relative Index Performances” below.  The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following terms:

• Stated principal amount per Outperformance PLUS:	$10
• Participation rate:	300%
• Maximum payment at maturity:	$11.10

Where the OEX Index has outperformed the RTY Index so that the outperformance return is positive, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to $10 plus an amount based on that outperformance, subject to the maximum payment at maturity.  Where the OEX Index has underperformed the RTY Index, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to amount which is less than the stated principal amount of $10 per Outperformance PLUS by an amount proportionate to that negative outperformance return.  The graph does not show every situation that may occur.

Table of Examples – Relative Index Performances

The following examples demonstrate the effect of the relative performances of each of the OEX Index and RTY Index on your investment return and are based on the following terms:

• Stated principal amount per Outperformance PLUS:	$10
• Participation rate:	300%
• Maximum payment at maturity:	$11.10

	Example 1	Example 2	Example 3	Example 4	Example 5
OEX Index return:	5%	– 10%	30%	15%	5%
RTY Index return:	2%	– 13%	5%	30%	105%
Amount of Outperformance:	3%	3%	25%	—	—
Amount of Underperformance:	—	—	—	15%	100%
Outperformance Return:	3%	3%	25%	–15%	–100%
Payment at Maturity:	$10.90	$10.90	$11.10	$8.50	$0.00
Return on Outperformance PLUS:	9%	9%	11%	–15%	–100%

In Example 1, the OEX Index has increased 5% and the RTY Index has increased 2%, giving an outperformance return of 3% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $10.90, which represents a 9% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (3% x 300%)]), subject to the maximum payment at maturity = $10.90

In Example 2, the OEX Index has decreased 10% and the RTY Index has decreased 13%, giving an outperformance return of 3% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $10.90, which represents a 9% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (3% x 300%)]), subject to the maximum payment at maturity = $10.90

Accordingly, even though the OEX Index has decreased over the term of the Outperformance PLUS, it has still outperformed the RTY Index and as such, you will receive a positive return on your investment.

In Example 3, the OEX Index has increased 30% and the RTY Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore the maximum payment at maturity of $11.10, which represents a 11% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $11.10

Accordingly, even though the OEX Index has outperformed the RTY Index by 25%, your payment at maturity is capped by the maximum payment at maturity of 111% of the stated principal amount (or $11.10).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the OEX Index has increased 15% and the RTY Index has increased 30%, giving an outperformance return of –15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the OEX Index has underperformed relative to the RTY Index, the payment at maturity is therefore $8.50, which represents a –15% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 15%)]) = $8.50

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by an amount proportionate to the underperformance.

In Example 5, the OEX Index has increased 5% and the RTY Index has increased 105%, giving an outperformance return of –100% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $0.00, which represents a –100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than –100%, you will lose all of your investment in the Outperformance PLUS.

RISK FACTORS

The Outperformance PLUS are not secured debt, are riskier than ordinary debt securities, do not pay interest and do not guarantee any return of principal at maturity.  The payment you receive at maturity is linked to the performance of the OEX Index relative to the performance of the RTY Index.  Investing in the Outperformance PLUS is not equivalent to investing directly in either the OEX Index or the RTY Index.  This section describes the most significant risks relating to the Outperformance PLUS.  You should carefully consider whether the Outperformance PLUS are suited to your particular circumstances in connection with your investment on the Outperformance PLUS.

Unlike ordinary senior notes, the Outperformance PLUS do not pay interest and do not guarantee any return of principal
The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we do not guarantee any return of principal and will not pay you interest on the Outperformance PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the OEX Index relative to the performance of the RTY Index.  If the OEX Index underperforms the RTY Index, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–9.

The appreciation potential of the Outperformance PLUS is limited
The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $11.10, or 111% of the stated principal amount.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 111% of the stated principal amount for the Outperformance PLUS (to be determined on the pricing date), the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds approximately 3.67%.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS–9.

The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index
The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index.  Accordingly, the OEX Index must increase over the term of the Outperformance PLUS by a greater percentage (or, if the RTY Index and the OEX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index.  If the OEX Index underperforms the RTY Index, you will lose some or all of your money on your investment even if the OEX Index has increased over the term of the Outperformance PLUS.  In addition, price movements in either index will affect the payment at maturity and a decrease in the OEX Index combined with an increase in the RTY Index will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

Changes in the index return of the OEX Index may be offset or entirely negated by changes in the index return of the RTY Index
Changes in the index return of the OEX Index may be offset or entirely negated by corresponding changes in the index return of the RTY Index. If the index return of the OEX Index strongly correlates with the index return of the RTY Index, you may not receive any positive return on your investment or you may lose some or all of your investment at maturity.  Conversely, if the index return of the OEX Index does not correlate with the index return of the OEX Index, your investment will be exposed to any underperformance of the OEX Index relative to the RTY Index.  Your Outperformance PLUS may be subject to a loss even if the OEX Index appreciates or the RTY Index depreciates during the term of the Outperformance PLUS.

Investing in the Outperformance PLUS is	Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their respective component stocks. Unlike a direct

not equivalent to investing in the OEX Index or the RTY Index	investment in the OEX Index or the RTY Index, if the OEX Index underperforms the RTY Index, you will lose money on your investment, even if the OEX Index appreciates over the term of the Outperformance PLUS. You should review the hypothetical examples beginning on PS–8.

The Outperformance PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Outperformance PLUS

You are dependent on Morgan Stanley’s ability to pay all amounts due on the Outperformance PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Outperformance PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Outperformance PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Outperformance PLUS.

Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS
S&P or Russell Investments may discontinue or suspend calculation or publication of the OEX Index or the RTY Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the Outperformance PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the Outperformance PLUS will be an amount based on the closing prices of the stocks underlying the OEX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the OEX Index or the RTY Index last in effect prior to such discontinuance.

You have no shareholder rights as an investor in the Outperformance PLUS
As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the OEX Index or the RTY Index.

The Outperformance PLUS are linked to the RTY Index and are subject to risks associated with small-capitalization companies
The RTY Index consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Among other factors, the higher volatility of the RTY Index may mean that the OEX Index underperforms the RTY Index, in which case the payment at maturity will be less than the $10 stated principal amount of Outperformance PLUS and could be zero.

The amount payable on the Outperformance PLUS is not linked to the values of the OEX Index and the RTY Index at any time other than the valuation date
The OEX Index final value and the RTY Index final value will be based on the closing values of such indices on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the OEX Index outperforms the RTY Index prior to the valuation date but then the outperformance return is lower on the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the OEX Index and the RTY Index prior to such drop.  Although the actual values of the OEX Index and the RTY Index on the stated maturity date or at other times during the term of the Outperformance PLUS may be higher or lower than the OEX Index final value and the RTY Index final, the payment at maturity will be based solely on the closing values of such indices on the valuation date.

The market price of the Outperformance PLUS will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Outperformance PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Outperformance PLUS in the secondary market, including:

•	the value and performance of the OEX Index and the RTY Index at any time, and in particular, whether the OEX Index is outperforming or underperforming the RTY Index,

•	changes in the volatility (frequency and magnitude of changes in values) of the OEX Index and the RTY Index,
•	interest and yield rates in the market,
•	the dividend rate on the respective stocks underlying the OEX Index and the RTY Index,
•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the OEX Index and the RTY Index or stock markets generally and that may affect the closing values of the OEX Index and the RTY Index on the valuation date,

•	the time remaining until the Outperformance PLUS mature, and
•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Outperformance PLUS prior to maturity.  For example, you may have to sell your Outperformance PLUS at a substantial discount from the stated principal amount if, at the time of sale, the OEX Index is underperforming the RTY Index.

You can review the historical values of the OEX Index and RTY Index in the section of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”  The payment of dividends on the stocks that underlie the two indices is not reflected in their level and, therefore, has no effect on the calculation of the payment at maturity.

You cannot predict the future performance of the OEX Index and the RTY Index based on their historical performance.  We cannot guarantee that on the valuation date the OEX Index will have outperformed the RTY Index so that you will receive a payment at maturity in excess of $10.

The Outperformance PLUS will not be listed on any securities exchange and secondary trading may be limited
The Outperformance PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Outperformance PLUS.  MS & Co. may, but is not obligated to, make a market in the Outperformance PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Outperformance PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Outperformance PLUS, the price at which you may be able to trade your Outperformance PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Outperformance PLUS, it is likely that there would be no secondary market for the Outperformance PLUS.  Accordingly, you should be willing to hold your Outperformance PLUS to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the adversely affect secondary market prices
projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the Outperformance PLUS
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the OEX Index, the RTY Index or their component stocks), including trading in the stocks underlying the OEX Index and/or trading short in the stocks underlying the RTY Index, and by taking positions in futures contracts on the OEX Index and the RTY Index as well as in other instruments related to the OEX Index and the RTY Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the OEX Index and the RTY Index and other financial instruments related to the OEX Index and the RTY Index and the stocks underlying the OEX Index and the RTY Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the OEX Index and/or decreased the value of the RTY Index and, as a result, could have adversely affected the values at which the OEX Index and the RTY Index must close so that you do not suffer a loss on your initial investment in the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the values of the OEX Index and the RTY Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the Outperformance PLUS
The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the OEX Index and the RTY Index and on each of the components making up the OEX Index and the RTY Index.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Outperformance PLUS.  Any of these activities may adversely affect the market value of the Outperformance PLUS.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Outperformance PLUS
As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of one or both indices, may affect the payout to you at maturity.

The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Outperformance PLUS supersede the discussions contained in the accompanying prospectus supplement.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS due to the lack of governing authority, we believe that an Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, we do not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the Internal Revenue Service (the “IRS”) or a court may not agree with the tax treatment described in this pricing supplement. If the IRS were successful in asserting an alternative treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly from the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Outperformance PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance PLUS, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF OUTPERFORMANCE PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Outperformance PLUS” refers to each $10 Stated Principal Amount of any of our Outperformance PLUS Due February 28, 2014, Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,933,000
Original Issue Date (Settlement Date)	August 29, 2012 (3 Business Days after the Pricing Date)
Maturity Date
February 28, 2014, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the  Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second scheduled Business Day following the Valuation Date as postponed.

Pricing Date	August 24, 2012
Interest Rate	None
Specified Currency	U.S. dollars
CUSIP Number	61755S545
ISIN Number	US61755S5459
Denominations	$10 and integral multiples thereof
Stated Principal Amount	$10 per Outperformance PLUS
Issue Price	$10 per Outperformance PLUS
Payment at Maturity	At maturity, upon delivery of the Outperformance PLUS to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Outperformance PLUS an amount in cash equal to:
(a) if the OEX Index outperforms the RTY Index because the OEX Index Return is equal to or greater than the RTY Index Return,
$10 x [1 + (Outperformance Return x Participation Rate)], subject to the Maximum Payment at Maturity; and
(b) if the OEX Index underperforms the RTY Index because the RTY Index Return is greater than the OEX Index Return,
$10 x (1 + Outperformance Return).

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Outperformance PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the

Outperformance PLUS to the Trustee for delivery to DTC, as holder of the Outperformance PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

OEX Index	The S&P 100® Index
Index Publisher for the OEX Index	Standard & Poor’s Financial Services LLC (“S&P”) or any successor thereto
RTY Index	The Russell 2000® Index
Index Publisher for the RTY Index	Russell Investments or any successor thereto
Maximum Payment at Maturity	$11.10 (111% of the Stated Principal Amount)
Participation Rate	300%
Outperformance Return
The Outperformance Return will equal the OEX Index Return less the RTY Index Return, which will be a positive number if the OEX Index outperforms the RTY Index and a negative number if the OEX Index underperforms the RTY Index.

OEX Index Return	The OEX Index Return will equal (a) OEX Index Final Value less OEX Index Initial Value divided by (b) OEX Index Initial Value.
RTY Index Return	The RTY Index Return will equal (a) RTY Index Final Value less RTY Index Initial Value divided by (b) RTY Index Initial Value.
OEX Index Initial Value	649.04, the OEX Index Value on the Pricing Date.
OEX Index Final Value	The OEX Index Value on the Valuation Date.
RTY Index Initial Value	809.19, the RTY Index Value on the Pricing Date.
RTY Index Final Value	The RTY Index Value on the Valuation Date.
OEX Index Value
The OEX Index Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the OEX Index, or any Successor Index for the OEX Index (as defined under “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher for the OEX Index.  In certain circumstances, the OEX Index Value will be based on the alternate calculation of the OEX Index described under “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation.”

RTY Index Value
The RTY Index Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the RTY Index, or any Successor Index for the RTY Index (as defined under “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation”

below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher for the RTY Index.  In certain circumstances, the RTY Index Value will be based on the alternate calculation of the RTY Index described under “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation.”

Valuation Date	February 25, 2014, subject to adjustment for non-Index Business Days and Market Disruption Events as described in the following paragraph.

If the Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day with respect to the OEX Index or the RTY Index, the Valuation Date with respect to both indices shall be the next succeeding Index Business Day with respect to both such indices on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred to either or both indices on each of the two Index Business Days immediately succeeding the scheduled Valuation Date, then (i) such second succeeding Index Business Day will be deemed to be the Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second Index Business Day on which a Market Disruption Event occurs with respect to an index, the Calculation Agent will determine the value on such second Index Business Day of (A) any undisrupted index in accordance with “—RTY Index Value” or “—OEX Index Value”, as applicable, and (B) any disrupted index in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

Index Business Day
Index Business Day means a day, for both the OEX Index and the RTY Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the OEX Index and the RTY Index (or Successor Index), as applicable, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note
Book Entry.  The Outperformance PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Outperformance PLUS.  Your beneficial interest in the Outperformance PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Outperformance PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.
Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon
Agent	Morgan Stanley & Co. LLC (“MS & Co.”) and its successors
Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Outperformance PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Outperformance PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Outperformance PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the OEX Index Initial Value, the RTY Index Initial Value, the OEX Index Final Value, the RTY Index Final Value, the OEX Index Return, the RTY Index Return and the Outperformance Return.  See “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to each of the OEX Index and RTY Index (together with the OEX Index, an “Underlying Index”) individually:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the respective Underlying Indices (or the Successor Index, as defined in “—Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant

Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Outperformance PLUS.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means, in respect of the OEX Index or the RTY Index, as applicable, the primary exchange or market of trading for any security then included in the OEX Index or the RTY Index, as applicable, or any Successor Index to the OEX Index or the RTY Index, as applicable.

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Outperformance PLUS shall have occurred and be continuing, the amount declared due and payable for each Outperformance PLUS upon any acceleration of the Outperformance PLUS (the “Acceleration Amount”) will be equal to the Payment at Maturity determined as though the Valuation Date were the date of acceleration.

If the maturity of the Outperformance PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Outperformance PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the OEX Index or the RTY Index; Alteration of Method of Calculation
If the publisher of an Underlying Index discontinues publication of such Underlying Index and such publisher or another entity (including the Calculation Agent) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the OEX Index Final Value or the RTY Index Final Value, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to the Underlying Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Outperformance PLUS, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Outperformance PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of the Underlying Index is discontinued and such discontinuance is continuing on the Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available on such date, then the Calculation Agent shall determine the OEX Index Final Value or the RTY Index Final Value, as applicable.  The OEX Index Final Value or the RTY Index Final Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Outperformance PLUS.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the OEX Index Final Value or the RTY Index Final Value, as applicable, with reference to the relevant Underlying Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying  Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying  Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The S&P 100® Index
The S&P 100® Index is calculated, maintained and published by Standard and Poor’s.  It is a subset of the S&P 500® Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the OEX Index are selected for sector balance.  The calculation of the value of the OEX Index is based on the relative value of the aggregate market value of the common stocks of 100 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  For additional information about the S&P 100® Index, see the information set forth under “S&P 100® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 100” and “100” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 100® Index—License Agreement Between S&P and Morgan Stanley” in the accompanying index supplement.

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

License Agreement between Russell Investments and Morgan Stanley
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

Historical Information
The following tables set forth the high and low closing values, as well as end-of-quarter closing values, of the OEX Index and the RTY Index for each quarter in the period from January 1, 2007 through August 24, 2012.  On August 24, 2012, the index closing value of the OEX Index was 649.04 and the index closing value of the RTY Index was 809.19.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the OEX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the OEX Index and the RTY Index on the Valuation Date.  We cannot give you any assurance that the performance of the OEX Index over the term of the Outperformance PLUS will be greater than the performance of the RTY Index so that you will receive a Payment at Maturity which is greater than $10.

OEX Index	High	Low	Period End
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	676.12	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter	602.49	562.51	592.72

OEX Index	High	Low	Period End
Second Quarter	608.33	563.62	587.31
Third Quarter	602.51	506.61	513.37
Fourth Quarter	577.38	500.09	570.79
2012
First Quarter	644.38	580.53	640.68
Second Quarter	645.29	583.83	623.82
Third Quarter (through August 24, 2012)	652.23	612.65	649.04

RTY Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter (through August 24, 2012)	819.89	767.75	809.19

The following graph plots the respective historical percentage performance of the OEX Index and the RTY Index for the period January 1, 2007 to August 8, 2012, using the values of the indices on January 1, 2007 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the indices cannot be taken as an indication of their future performance.

OEX Index Performance vs. RTY Index Performance January 1, 2007 to August 8, 2012

The following graph plots the Outperformance Returns of the OEX Index relative to the RTY Index over rolling eighteen-month periods commencing on each day in the ten-year period from February 24, 2001 and to February 24, 2011.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the eighteen-month period ending on the day related to the plot point within the ten year period commencing on August 24, 2002 and ending on August 24, 2012 (e.g. the plot point for August 24, 2012 shows the Outperformance Return for the eighteen months from February 24, 2011 to August 24, 2012).  The historical Outperformance Returns cannot be taken as an indication of the Outperformance Return for the Outperformance PLUS and do not reflect the Participation Rate applicable to the Outperformance PLUS.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.  The Original Issue Price of the Outperformance PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the stocks underlying the OEX Index and trading short in the stocks underlying the RTY Index or by taking positions in futures contracts on the OEX Index and the RTY Index. Such purchase activity could have increased the value of the OEX Index and/or decreased the value of the RTY Index and, as a result, could have adversely affected the relative values at which the OEX Index and the RTY Index must close so that you do not suffer a loss on your initial investment in the Outperformance PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Outperformance PLUS by purchasing and selling futures or options contracts on the Underlying Indices listed on major securities markets, exchange traded funds or by selling positions related to the OEX Index and purchasing positions related to the RTY Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities have not affected or will not affect the value of the OEX Index or the RTY Index and, therefore, adversely affect the value of the Outperformance PLUS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Outperformance PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Outperformance PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.20 for each Outperformance PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Outperformance PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Outperformance PLUS.  Specifically, the Agent may sell more Outperformance PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Outperformance PLUS for its own account.  The Agent must close out any naked short position by purchasing the Outperformance PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Outperformance PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Outperformance PLUS in the open market to stabilize the price of the Outperformance PLUS.  Any of these activities may raise or maintain the market price of the Outperformance PLUS above independent market levels or prevent or retard a decline in the market price of the Outperformance PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Outperformance PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Outperformance PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Outperformance PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Outperformance PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, index supplement or prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, index supplement, prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Outperformance PLUS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Outperformance PLUS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.
Mexico

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, index supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS may be circulated or distributed, nor may the Outperformance PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Outperformance PLUS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Outperformance PLUS pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Validity of the Outperformance PLUS
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Outperformance PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Outperformance PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Outperformance PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Outperformance PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Outperformance PLUS.

Because we may be considered a party in interest with respect to many plans, the Outperformance PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Outperformance PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Outperformance PLUS that either (a) it is not a plan or a plan asset entity and is not purchasing such Outperformance PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Outperformance PLUS are contractual financial instruments.  The financial exposure provided by the Outperformance PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Outperformance PLUS.

Each purchaser or holder of any Outperformance PLUS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Outperformance PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Outperformance PLUS does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Outperformance PLUS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Outperformance PLUS.
This discussion applies only to initial investors in the Outperformance PLUS who:
●
purchase the Outperformance PLUS at their “issue price,” which will equal the first price at which a substantial amount of the Outperformance PLUS is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

●	will hold the Outperformance PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
●	certain financial institutions;
●	insurance companies;
●	certain dealers and traders in securities, commodities or foreign currencies;

●	investors holding the Outperformance PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
●	regulated investment companies;
●	real estate investment trusts;
●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
●	persons subject to the alternative minimum tax.

As discussed above, investors should note that this discussion does not address the tax consequences to an investor holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the S&P 100 Index or the Russell 2000 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Outperformance PLUS (including the potential application of the “straddle” rules).

In addition, we will not attempt to ascertain whether any issuer of any shares to which the Outperformance PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of an Outperformance PLUS.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Outperformance PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Outperformance PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, an Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Outperformance PLUS or instruments that are similar to the Outperformance PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS (including possible alternative treatments of the Outperformance PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Outperformance PLUS described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of an Outperformance PLUS that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Outperformance PLUS

Assuming the characterization of the Outperformance PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Outperformance PLUS should equal the amount paid by the U.S. Holder to acquire the Outperformance PLUS.

Sale, Exchange or Settlement of the Outperformance PLUS.  Upon a sale, exchange or settlement of the Outperformance PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Outperformance PLUS sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of an Outperformance PLUS should be long-term capital gain or loss if the U.S. Holder has held the Outperformance PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS

Due to the absence of authorities that directly address the proper characterization of the Outperformance PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat an Outperformance PLUS as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Outperformance PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Outperformance PLUS every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of an Outperformance PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Outperformance PLUS, other alternative U.S. federal income tax treatments of the Outperformance PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Outperformance PLUS.  It is possible, for example, that an Outperformance PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Outperformance PLUS and the proceeds from a sale, exchange or other disposition of the Outperformance PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Outperformance PLUS and the proceeds from a sale, exchange or other disposition of the Outperformance PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of an Outperformance PLUS that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or

●	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●	certain former citizens or residents of the United States; or
●	a holder for whom income or gain in respect of the Outperformance PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

Tax Treatment upon Sale, Exchange or Settlement of an Outperformance PLUS

As discussed above in “General,” an Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion on backup withholding and the possible application of Section 897 of the Code, a Non-U.S. Holder of the Outperformance PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of an Outperformance PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Outperformance PLUS would not be subject to U.S. federal withholding tax, provided that:

●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

●	the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of an Outperformance PLUS (or a financial institution holding an Outperformance PLUS on behalf of the beneficial owner)

furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Outperformance PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Outperformance PLUS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Outperformance PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Outperformance PLUS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Outperformance PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Outperformance PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Outperformance PLUS as well as in connection with the proceeds from a sale, exchange or other disposition of the Outperformance PLUS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of an Outperformance PLUS” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Outperformance PLUS.